Form N-SAR,
Sub-Item 77I
Terms of new or amended securities


Nuveen Michigan Quality Income Municipal Fund, formerly, Nuveen Michigan Quality Income
Municipal Fund, Inc.


33-42082
811-6383

The Registrant has added new series of the preferred share class, as stated in each of the Statements
Establishing and Fixing the Rights and Preferences, containing a description of the securities. The Registrant incorporates by reference to this Sub-Item 77I the
 Registrants three Statements of Establishing and Fixing the Rights and Preferences, filed as exhibits to Form 8-
A12B on December 28, 2012, accession number
0001193125-12-517853.